FOR IMMEDIATE RELEASE


             ANSCHUTZ INCREASES STAKE IN FOREST OIL


DENVER, COLORADO - August 1, 1996 - Forest Oil Corporation announced today that The Anschutz Corporation ("Anschutz") has exercised 100% of its option to purchase 2.25 million shares of Forest's common stock for $26.2 million or approximately $11.64 per share. The option was scheduled to expire on July 27, 1998. Proceeds received by Forest will be used to fund capital expenditures in 1996 and 1997.

Robert S. Boswell, Forest's President and Chief Executive Officer, commented, "We are pleased that The Anschutz Corporation has decided on an early exercise of its option. The success of Forest Oil's exploration program in the first half of 1996 has created additional capital requirements for the balance of the year. We expect to close out the 1996 capital program above the previously announced $56 million level. For 1997 we are initially targeting a capital budget of approximately $90 million with roughly two-thirds allocated to the U. S. and one-third allocated to Canada. A portfolio of projects for 1997 is currently being developed that would require this level of capital spending spread over a blend of exploration, exploitation, development and acquisitions designed to achieve rates of return similar to those obtained thus far in 1996. It is our goal to execute the 1997 capital program with no increase in the company's financial leverage."

Philip F. Anschutz, Chief Executive Officer of The Anschutz Corporation, stated, "Our additional investment is being made to ensure that adequate capital is in place to extend Forest Oil's successful capital program of the first half of 1996 into the remainder of this year and 1997 without having to access public markets."

Upon completion of this transaction, Forest will have approximately 26.9 million shares of common stock outstanding with Anschutz owning approximately 22%. The company's debt to total capitalization will have decreased from 53% to 46%, on a pro forma basis, as of March 31, 1996.

This news release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. Forest's common and preferred stocks are traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbols FOIL and FOILO, respectively.

August 1, 1996

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